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                                                                    EXHIBIT 8.1

                            HALE AND DORR LLP

                             60 STATE STREET

                       BOSTON, MASSACHUSETTS 02109

                                                          December 3, 1998

Arch Communications Group, Inc.
1800 West Park Drive, Suite 250
Westborough, Massachusetts 01581

          Re: Registration Statement on Form S-4 and Proxy Statement/
                    Prospectus of Arch Communications Group, Inc.

Ladies and Gentlemen:

  We are counsel to Arch Communications Group, Inc., a Delaware Corporation ("Arch") and have acted as such in connection with the filing of a Registration Statement on Form S-4 (File No. 333-63519) (the "Registration Statement") under the Securities and Exchange Act of 1933, as amended, which includes the Joint Proxy Statement and Prospectus relating to the Agreement and Plan of Merger dated as of August 18, 1998, as amended as of September 3, 1998 and as of December 1, 1998 (the "Merger Agreement"), by and among Arch, Farm Team Corp., a Delaware corporation and wholly owned subsidiary of Arch, MobileMedia Corporation, a Delaware corporation ("Parent") which is currently operating as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code ("Chapter 11"), and MobileMedia Communications, Inc., a Delaware corporation and wholly owned subsidiary of Parent which is also currently operating as a debtor-in-possession under Chapter 11 ("MMC" and, together with its subsidiaries, "MobileMedia"); and a related Third Amended Joint Plan of Reorganization of Parent and MobileMedia under Chapter 11 dated as of December 1, 1998 (the "Amended Plan").

  We have examined the Registration Statement, the Merger Agreement and the exhibits thereto, the Amended Plan and the exhibits thereto, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

  Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the statements made in the Registration Statement under the caption "The MobileMedia Proposal--Certain Federal Income Tax Consequences", insofar as they purport to constitute summaries of matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

  No opinion is expressed as to any federal income tax consequences of the transactions described in the Registration Statement except as specifically set forth herein. This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in connection with references to this opinion. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities and Exchange Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ Hale and Dorr LLP
                                          -------------------------------------
                                          Hale and Dorr LLP